                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)


                      FIRST COMMUNITY FINANCIAL GROUP, INC.
                      -------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                      None
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

















                                Page 1 of 7 pages

----------------------------------             ---------------------------------
  CUSIP No.    None                    13G        Page   2   of   7   Pages
            -----------------                          -----    -----
----------------------------------             ---------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   FCFG Employee Stock Ownership Plan ("KSOP")
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)    / /
                                                            (b)    / /
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                             First Community Financial Group, Lacey, Washington
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
            NUMBER OF
              SHARES                         0 Shares
           BENEFICIALLY      ---------------------------------------------------
             OWNED BY          6     SHARED VOTING POWER
               EACH
            REPORTING                        50,743 Shares
              PERSON         ---------------------------------------------------
               WITH            7     SOLE DISPOSITIVE POWER

                                             0 Shares
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                             50,743 Shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          341,115 SHARES - The KSOP disclaims beneficial ownership over
          101,044 and 189,328 shares beneficially held by Messrs. DeTray and Parsons, respectfully, which are included as beneficially owned solely due to the fact that Messrs. DeTray and Parsons are Trustees of the KSOP.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  ----
                                                                 /_X_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   16.04%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                             EP
--------------------------------------------------------------------------------

----------------------------------             ---------------------------------
  CUSIP No.    None                    13G        Page   3   of   7   Pages
            -----------------                          -----    -----
----------------------------------             ---------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   E. Paul DeTray
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)    / /
                                                            (b)    / /
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                             United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
            NUMBER OF
              SHARES                         101,044 SHARES (Includes 11,705
           BENEFICIALLY                      shares which could be acquired
             OWNED BY                        within 60 days by the exercise of
               EACH                          stock options.)
            REPORTING        ---------------------------------------------------
              PERSON           6     SHARED VOTING POWER
               WITH
                                             50,743 Shares
                             ---------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                             101,044 SHARES (Includes 11,705
                                             shares which could be acquired
                                             within 60 days by the exercise of
                                             stock options.)
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                             50,743 Shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          341,115  SHARES - Mr. DeTray  disclaims  beneficial  ownership over 189,328 shares beneficially held by Mr. Parsons which are included as beneficially owned solely due to the fact that Mr.
          Parsons is also a Trustee of the KSOP.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  ----
                                                                 /_X_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   16.04%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                             IN
--------------------------------------------------------------------------------

----------------------------------             ---------------------------------
  CUSIP No.    None                    13G        Page   4   of   7   Pages
            -----------------                          -----    -----
----------------------------------             ---------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Ken F. Parsons
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a)     / /
                                                           (b)     / /
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                             United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
            NUMBER OF
              SHARES                         189,328 SHARES (Includes 86,725
           BENEFICIALLY                      shares which could be acquired
             OWNED BY                        within 60 days by the exercise of
               EACH                          stock options.)
            REPORTING        ---------------------------------------------------
              PERSON           6     SHARED VOTING POWER
               WITH
                                             50,743 Shares
                             ---------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                             189,328 SHARES (Includes 86,725
                                             shares which could be acquired
                                             within 60 days by the exercise of
                                             stock options.)
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                             50,743 Shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          341,115 SHARES - Mr. Parsons disclaims beneficial ownership over 101,044 shares beneficially held by Mr. DeTray which are included as beneficially owned solely due to the fact that Mr.
          DeTray is also a Trustee of the KSOP.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  ----
                                                                 /_X_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   16.04%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                             IN
--------------------------------------------------------------------------------

                                                               Page 5 of 7 Pages

ITEM 1(a):       NAME OF ISSUER

                       FIRST COMMUNITY FINANCIAL GROUP, INC.


ITEM 1(b):       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                       721 College Street SE
                       Lacey, WA 98503
                       P. O. Box 3800
                       Lacey,  WA  98509-3800

ITEM 2(a):       NAME OF PERSON FILING

                       FCFG Employee Stock Ownership Plan ("KSOP")
                       Ken F. Parsons
                       E. Paul DeTray

ITEM 2(b):       ADDRESS OF PRINCIPAL BUSINESS OFFICE

                       721 College Street SE
                       Lacey, WA 98503
                       P. O. Box 3800
                       Lacey,  WA  98509-3800

ITEM 2(c):       CITIZENSHIP

                       State of Washington, United States

ITEM 2(d):       TITLE OF CLASS OF SECURITIES

                       Common Stock

ITEM 2(e):       CUSIP NUMBER

                       Not Applicable

ITEM 3: This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and therefore this item is not applicable.

                                                               Page 6 of 7 Pages

ITEM 4:          OWNERSHIP
               (a)   Amount Beneficially Owned:

                            341,115 Shares*

       *The KSOP disclaims beneficial ownership over 101,044 and 189,328 shares held beneficially by Messrs. DeTray and Parsons, respectfully, which are included as beneficially owned solely due to the fact that Messrs. DeTray and Parsons are Trustees of the KSOP.

               (b)   Percent of Class:

                      16.04%

               (c)   Number of Shares as to Which Such Person Has:

                     (i)     Sole power to vote or direct the vote:

                              101,044 Shares - Mr. DeTray
                              189,328 Shares - Mr. Parsons

                     (ii)    Shared power to vote or direct the vote:

                                      50,743 Shares

                     (iii) Sole power to dispose or to direct the disposition of:

                              101,044 Shares - Mr. DeTray
                              189,328 Shares - Mr. Parsons

                     (iv) Shared power to dispose or to direct the disposition of:

                              50,743 Shares

ITEM 5:          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                       Not Applicable

ITEM 6:          OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                       Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                       Not Applicable

ITEM 8:          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                       Not Applicable

ITEM 9:          NOTICE OF DISSOLUTION OF GROUP.

                       Not Applicable

ITEM 10:         CERTIFICATION

                       Not Applicable

                                                               Page 7 of 7 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 12, 1999
----------------------
Date


/s/ Ken F. Parsons
----------------------
Signature

Ken F. Parsons, President and CEO
First Community Financial Group, Inc.